Exhibit 5.1

CANE CLARK LLP                                       3273 E. Warm Springs
                                                     Las Vegas, NV 89120

Kyleen E. Cane*    Bryan R. Clark^                   Telephone: 702-312-6255
Joe Laxague        Scott P. Doney                    Facsimile: 702-944-7100
Christopher T. Clark                                 Email: sdoney@caneclark.com

VIA EDGAR

December 5, 2011

Greenwind NRG Inc.
69 Saphire, The Grange, Stilorgan, Co.
Dublin, Ireland

Dear Sirs:

     We have acted as counsel to Greenwind NRG, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S- 1 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the offering of 10,000,000 shares of the Company's common stock, par value $0,001 per (collectively, the "Shares").

     In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Certification of Officer issued from James Sammon, President and CEO of the Company; and (f) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based upon the foregoing, I am of the opinion that the 10,000,000 shares of common stock to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the shares described in the prospectus is received by the Company.

     This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

     The opinions set forth herein are subject to the following  qualifications:
(a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

Sincerely,


/s/ Scott Doney
--------------------------
Scott Doney, Esq.

Letter to Greenwind NRG Inc.
Re: S-l Registration Statement
December 5, 2011


                                     CONSENT

     I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the Form S- 1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Greenwind NRG Inc.

Sincerely,


/s/ Scott Doney
--------------------------
Scott Doney, Esq.